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                                ALCOA LOGO


                                 1999
           Notice of Annual Meeting and Proxy Statement

Alcoa

201 Isabella Street at 7th Street Bridge
Pittsburgh, Pennsylvania  15212-5858



TABLE OF CONTENTS


NOTICE OF 1999 ANNUAL MEETING

THE ANNUAL MEETING AND VOTING - QUESTIONS AND ANSWERS

BOARD OF DIRECTORS

ELECTION OF DIRECTORS

ALCOA STOCK OWNERSHIP AND PERFORMANCE

EXECUTIVE COMPENSATION
  REPORT OF THE COMPENSATION COMMITTEE
  SUMMARY COMPENSATION TABLE
  OPTION GRANTS IN 1998
  1998 AGGREGATE OPTION EXERCISES AND YEAR-END OPTION VALUES
  PENSION PLANS AND PENSION TABLE

PROPOSAL TO APPROVE THE ALCOA STOCK INCENTIVE PLAN

OTHER INFORMATION

ALCOA LOGO

TO ALCOA SHAREHOLDERS:


I cordially invite you to the 1999 annual meeting of Alcoa shareholders.

The meeting this year is on Friday, May 7, 1999 at 9:30 a.m. in the Allegheny Ballroom of the DoubleTree Hotel Pittsburgh in Pittsburgh, Pennsylvania. The location is accessible to disabled persons, and we will have headsets available for the hearing impaired.

I hope you will participate in this review of our company's business and operations. This proxy statement describes the items you will vote on at the meeting. In addition to voting, we will review the major developments of 1998 and answer your questions.

This year we are introducing on-line voting as an option for registered shareholders. If you have access to a computer, you may find this to be a convenient way to vote. Instructions for on-line voting are on your proxy form.

If you plan to attend, you will need an admission ticket. For registered holders, we have included an admission ticket with your proxy card. Shareholders and others may obtain tickets by contacting the corporate secretary.

Whether or not you plan to attend the meeting, your vote is important. Please vote by returning your signed and dated proxy card in the postage-paid envelope or by using the new on-line voting option.

I look forward to seeing you at the annual meeting.

Sincerely,




/s/Paul H. O'Neill
Paul H. O'Neill
Chairman of the Board and
Chief Executive Officer

March 8, 1999

ALCOA LOGO

NOTICE OF 1999 ANNUAL MEETING


March 8, 1999

Alcoa's annual meeting of shareholders will be on Friday, May 7, 1999 at 9:30 a.m. We will meet in the Allegheny Ballroom of the DoubleTree Hotel Pittsburgh, 1000 Penn Avenue, Pittsburgh, Pennsylvania. If you owned common stock at the close of business on February 8, 1999, you may vote at this meeting.

At the meeting, we plan to:

 - elect four directors whose terms expire in 2002, and elect one director whose term expires in 2001

 - vote on adoption of a new stock incentive plan, which will replace the company's Long Term Stock Incentive Plan, and

 - attend to other business properly presented at the meeting.

The Board is not aware of any other proposals for the May 7, 1999 meeting. Should any arise, the proxy committee will vote your proxy according to its best judgment.

On behalf of Alcoa's Board of Directors,



/s/Denis A. Demblowski
Denis A. Demblowski
Secretary

THE ANNUAL MEETING AND VOTING -
QUESTIONS AND ANSWERS

This booklet and proxy card contain information about the items you will vote on at the annual meeting.

Who is entitled to vote and how many votes do I have?

If you are a common stock holder of record at the close of business on February 8, 1999, you can vote. For each matter presented for vote, you have one vote for each share you own.

How do I vote?

You may vote in person by attending the meeting or by completing and returning a proxy by mail or electronically using the Internet. To vote your proxy by mail, mark your vote on the enclosed proxy card, then follow the directions on the card. To vote your proxy using the Internet, see the instructions on the proxy form and have the proxy form available when you access the Internet website. The webpage will prompt you to enter your control number; then follow the instructions to record your vote. The proxy committee will vote your shares according to your directions. If you do not mark any selections, your shares will be voted as recommended by the Board of Directors. Whether you plan to attend the meeting or not, we encourage you to vote by proxy as soon as possible.

What does it mean if I receive more than one proxy card?

If you are a shareholder of record or participate in Alcoa's Dividend Reinvestment and Stock Repurchase Plan or employee savings plans, you will receive one proxy card for all shares of common stock held in or credited to your accounts as of the record date, if the account registrations are the same. If your shares are registered differently and are in more than one account, you will receive more than one proxy card. We encourage you to have all accounts registered in the same name and address whenever possible. You can do this by contacting our transfer agent, First Chicago Trust Company of New York, at 1-800-317-4445, 1-201-324-0313 (outside of the U.S. and Canada) or by e-mail at FCTC@delphi.com.

How do I vote if I participate in one of the employee savings plans?

The plans' independent trustee will vote your Alcoa employee savings plan shares according to your voting instructions or as recommended by the Board of Directors if you give no instructions on the proxy form. The trustee will vote plan shares not voted in person or by proxy in proportion to the way the other plan participants voted their shares.

Can I change my vote?

You can revoke your proxy before the time of voting at the meeting in several ways:

 -  by mailing in a revised proxy dated later than the first
 -  by voting again at the Internet website
 -  by voting in person at the meeting or
 - by notifying Alcoa's corporate secretary in writing that you are revoking your proxy.

Is my vote confidential?

Yes. Proxy cards, ballots and voting tabulations that identify shareholders are kept confidential. There are exceptions for contested proxy solicitations or where necessary to meet legal requirements. Corporate Election Services, Inc., an independent proxy tabulator used by Alcoa, counts the votes and acts as the inspector of election for the meeting.

Who can attend the annual meeting, and how do I obtain an admission ticket?

You may attend the meeting if you were a shareholder on February 8, 1999. If you plan to attend the meeting, you will need an admission ticket, which is part of your proxy form. If a broker holds your shares and you would like to attend, please write to: Secretary, Alcoa, 201 Isabella Street, Pittsburgh, PA 15212-5858. Please include a copy of your brokerage account statement or an omnibus proxy (which you can get from your broker), and we will send you an admission ticket.

What constitutes a "quorum" for the meeting?

A majority of the outstanding shares, present or represented by proxy, constitutes a quorum. A quorum is necessary to conduct business at the annual meeting. You are part of the quorum if you have voted by proxy. Abstentions, broker non-votes and votes withheld from director nominees count as "shares present" at the meeting for purposes of determining a quorum. However, abstentions and broker non-votes do not count in the voting results. A broker non-vote occurs when a broker or other nominee who holds shares for another does not vote on a particular item because the nominee does not have discretionary voting authority for that item and has not received instructions from the owner of the shares.

Director candidates who receive the highest number of votes cast will be elected. Approval of each other item being considered requires a majority of the votes cast.

At the close of business on February 8, 1999, the record date for the meeting, Alcoa had 368,378,446 shares of common stock issued and outstanding. This number reflects the two-for-one split of Alcoa's common stock that the Board of Directors approved in January 1999. We have adjusted all share information in this proxy statement to reflect this stock split.

Who pays for the solicitation of proxies?

Alcoa pays the cost of soliciting proxies. We retained Morrow & Company, Inc. to assist with the solicitation for a fee of $11,500 plus reasonable out-of-pocket expenses. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to shareholders and obtaining their votes.

How do I comment on company business?

There is space for your comments on the proxy card or you may send your comments to us in care of the corporate secretary. Although it is not possible to respond to each shareholder, your comments help us to understand your concerns and address your needs.

May I nominate someone to be a director of Alcoa?

If you are a shareholder entitled to vote at an annual meeting, you may nominate one or more persons for election as directors of Alcoa at that meeting. You may do this by sending a written notice to:
Secretary, Alcoa, 201 Isabella Street, Pittsburgh, PA 15212-5858. The notice must include certain information about the persons you nominate, and we must receive it at least 90 days before the annual meeting date. For complete details, contact the corporate secretary.

When are the 2000 shareholder proposals due?

Alcoa will hold its next annual meeting on May 12, 2000. You must submit shareholder proposals in writing by November 12, 1999 for them to be considered for the 2000 proxy statement. No proposals received after January 28, 2000 may be raised at the annual meeting. Address all shareholder proposals to the corporate secretary of Alcoa at the above address.

BOARD OF DIRECTORS

COMMITTEES AND MEETINGS OF THE BOARD

The Board of Directors considers all major decisions of Alcoa. The Board met nine times in 1998. Attendance by directors at Board and committee meetings averaged 90%. All directors attended at least 75% of the meetings. The Board has the following five standing committees:

The Audit Committee reviews Alcoa's auditing, financial reporting and internal control functions and recommends the firm that Alcoa should retain as its independent accountant. It also reviews the company's environmental, health and safety audits and monitors compliance with Alcoa business conduct policies. The independent accountants, the vice president of audit and internal auditors have access to the committee without management's presence. The committee met seven times in 1998.

The Compensation Committee determines cash compensation for Alcoa officers, approves post-termination contracts and performs other functions specified by the company's compensation plans. The committee also reviews the participation of officers in other benefit programs for salaried employees. In addition, this committee issues the Report of the Compensation Committee on executive compensation (see page 14 of this proxy statement). The committee met six times in 1998.

The Executive Committee has authority to act on behalf of the Board. It meets when specific action must be taken between Board meetings. This committee met once in 1998.

The Nominating Committee considers and recommends nominees for election as directors and reviews the performance of incumbent directors. The committee reviews the names and qualifications of nominees that shareholders submit in writing to the corporate secretary. This committee met once in 1998.

The Pension and Savings Plan Investment Committee reviews and approves the investment management of Alcoa's retirement plans and principal savings plans. This committee met twice in 1998.

DIRECTORS' COMPENSATION

Alcoa pays each director who is not an Alcoa employee an annual retainer fee, which was $85,000 in 1998. Alcoa does not pay any additional fees, such as meeting or committee fees. The company has increased the annual retainer to $100,000 for 1999.

Directors may elect to defer some or all of their annual retainer under the company's deferred fee plan for nonemployee directors. Alcoa encourages its directors to defer the maximum amount that their individual circumstances allow. The company credits all fee deferrals to an Alcoa stock investment account, except that directors may invest deferrals exceeding 50% of the annual retainer fee in other investment options under the plan. Alcoa credits deferred accounts as if invested in the investment options under Alcoa's principal savings plan for salaried employees. Directors may change among investment options once each month. Directors cannot, however, transfer from the Alcoa stock investment option. Alcoa does not fund directorsO deferred accounts, but pays them out in cash from general funds of the company after Board service ends.

TRANSACTIONS WITH DIRECTORS' COMPANIES

In the course of ordinary business, Alcoa and its subsidiaries may have transactions with corporations whose executive officers are also Alcoa directors. None of these transactions exceeded 5% of the gross revenues of either Alcoa or the other corporation.

ELECTION OF DIRECTORS


Alcoa's Board of Directors has 11 members, who are divided into three classes. Directors are elected for three-year terms. The terms for members of each class end in successive years.

The Board of Directors has nominated the four members of the class of directors whose terms of office are expiring to serve for new three-year terms that will end in 2002. In addition, the Board has nominated Alain J. P. Belda to serve for a two-year term expiring at the 2001 annual meeting.

The proxy committee will vote your proxy for the election of these nominees unless you withhold authority to vote for any one or more of them. If any director is unable to stand for election, the Board may reduce its size or choose a substitute.

NOMINEES TO SERVE FOR A THREE-YEAR TERM EXPIRING IN 2002

PHOTO

Joseph T. Gorman

Age:                          61

Director since:               1991

Alcoa Board Committees:       Compensation Committee, Nominating Committee
                              and Pension and Savings Plan Investment
                              Committee (chair).

Principal occupation:         Chairman and Chief Executive Officer, TRW
                              Inc., a global company serving the
                              automotive, space and defense markets.

Recent business experience:   Mr. Gorman was TRW's President from 1985
                              to 1991 and Chief Operating Officer from
                              1985 to 1988. He has served as Chairman
                              and Chief Executive Officer of TRW since
                              1988.

Other directorships:          In addition to serving as a director of TRW,
                              Mr. Gorman is a director of The Procter &
                              Gamble Company.

PHOTO

Sir Ronald Hampel

Age:                          66

Director since:               1995

Alcoa Board Committees:       Nominating Committee and Pension and Savings
                              Plan Investment Committee.

Principal occupation:         Chairman, Imperial Chemical Industries PLC,
                              a diversified chemicals manufacturer, since
                              1995.

Recent business experience:   Sir Ronald was Deputy Chairman and Chief
                              Executive of Imperial Chemical Industries from 1993 to 1995 and Chief Operating
                              Officer from 1991 to 1993. He has been an ICI director since 1985. He is a member of the Listed Companies Advisory Committee of the London Stock Exchange and Chairman of the UK Committee on Corporate Governance.

Other directorships:          British Aerospace PLC.

PHOTO

John P. Mulroney

Age:                          63

Director since:               1987

Alcoa Board Committees:       Compensation Committee and Nominating
                              Committee (chair).

Principal occupation:         Former President and Chief Operating Officer,
                              Rohm and Haas Company, a specialty chemicals manufacturer.

Recent business experience:   Mr. Mulroney was President and Chief
                              Operating Officer of Rohm and Haas
                              Company from 1986 until his retirement on December 31, 1998. He served as a director of Rohm and Haas from 1982 to 1998.

Other directorships:          Teradyne, Inc.

PHOTO

Marina v.N. Whitman

Age:                          63

Director since:               1994

Alcoa Board Committees:       Audit Committee and Pension and Savings Plan
                              Investment Committee.

Principal occupation:         Professor of Business Administration and
                              Public Policy, School of Business Adminis-tration and the School of Public Policy at the University of Michigan, since 1992.

Recent business experience:   Dr. Whitman was Vice President and Group
                              Executive, Public Affairs and Marketing
                              Staffs of General Motors Corporation from
                              1985 to 1992 and Vice President and Chief
                              Economist from 1979 to 1985. She was a
                              member of the President's Council of
                              Economic Advisers from 1972 to 1973.

Other directorships:          Browning-Ferris Industries, Inc., The Chase
                              Manhattan Corporation, The Procter & Gamble
                              Company and Unocal Corporation.


NOMINEE TO SERVE FOR A TWO-YEAR TERM EXPIRING IN 2001

PHOTO

Alain J. P. Belda

Age:                          55

Director since:               1998

Principal occupation:         President and Chief Operating Officer of
                              Alcoa since January 1997.

Recent business experience:   Mr. Belda was elected Vice Chairman in 1995
                              and Executive Vice President in 1994. From
                              1979 to March 1994, he was President of
                              Alcoa Aluminio S.A. in Brazil.  In August
                              1991, he was named President-Latin America for the company after he had been given responsibility for all of Alcoa's interests in Latin America (other than Suriname) in
                              1989.

Other directorships:          Citigroup Inc. and Cooper Industries, Inc.

DIRECTORS WHOSE TERMS EXPIRE IN 2001

PHOTO

Hugh M. Morgan

Age:                          58

Director since:               1998

Principal occupation:         Managing Director and Chief Executive
                              Officer, WMC Limited, an Australian mining and minerals processing company.

Recent business experience:   Mr. Morgan has been Managing Director of WMC
                              since 1986 and its Chief Executive Officer since 1990. He was Executive Director of WMC from 1976 to 1986 and a director of Alcoa of Australia Limited from 1977 to 1998.

Other directorships:          Reserve Bank of Australia and a number of
                              industry, business, trade and international associations and advisory groups.

PHOTO

Henry B. Schacht

Age:                          64

Director since:               1994

Alcoa Board Committee:        Audit Committee (chair).

Principal occupation:         Senior Advisor, Lucent Technologies Inc., a
                              communications systems and technology
                              company, since February 1998.

Recent business experience:   Mr. Schacht was Chairman of Lucent
                              Technologies from February 1996 to February
                              1998 and its Chief Executive Officer from
                              February 1996 to October 1997. He was
                              Chairman of Cummins Engine Company, Inc.
                              from 1977 to 1995 and its Chief Executive
                              Officer from 1973 to 1994.

Other directorships:          Cummins Engine Company, Inc., The Chase
                              Manhattan Corporation, The Chase Manhattan
                              Bank, Johnson & Johnson, Knoll, Inc. and
                              Lucent Technologies Inc.

PHOTO

Franklin A. Thomas

Age:                          64

Director since:               1977

Alcoa Board Committees:       Audit Committee, Compensation Committee
                              (chair), Executive Committee, Nominating
                              Committee and Pension and Savings Plan
                              Investment Committee.

Principal occupation:         Consultant, TFF Study Group, a nonprofit
                              institution assisting development in South
                              Africa, since 1996.

Recent business experience:   From 1979 until 1996, Mr. Thomas was
                              President of the Ford Foundation. He was
                              President and Chief Executive Officer of
                              Bedford Stuyvesant Restoration Corporation from its founding in 1967 until 1977.

Other directorships:          Citigroup Inc., Conoco Inc., Cummins Engine
                              Company, Inc., Lucent Technologies Inc. and
                              PepsiCo, Inc.


DIRECTORS WHOSE TERMS EXPIRE IN 2000

PHOTO

Kenneth W. Dam

Age:                          66

Director since:               1987

Alcoa Board Committees:       Audit Committee, Compensation Committee and
                              Executive Committee.

Principal occupation:         Max Pam Professor of American and Foreign
                              Law, University of Chicago Law School, since
                              1992.

Recent business experience:   Mr. Dam served as President and Chief
                              Executive Officer for United Way of
                              America in 1992, Vice President for Law
                              and External Relations of IBM
                              Corporation from 1985 to 1992, Deputy
                              Secretary of State from 1982 to 1985 and Provost of the University of Chicago from 1980 to 1982.

Other directorships:          Council on Foreign Relations, the Brookings
                              Institution and a number of nonprofit
                              organizations.

PHOTO

Judith M. Gueron


Age:                          57

Director since:               1988

Alcoa Board Committees:       Audit Committee and Pension and Savings
                              Plan Investment Committee.

Principal occupation:         President, Manpower Demonstration Research
                              Corporation (MDRC), a nonprofit research organization, since 1986.

Recent business experience:   Dr. Gueron was MDRC's Executive Vice
                              President for research and evaluation
                              from 1978 to 1986. Before joining MDRC,
                              she was director of special projects and studies and a consultant for the New
                              York City Human Resources Administration.

PHOTO

Paul H. O'Neill


Age:                          63

Director since:               1986

Alcoa Board Committee:        Executive Committee (chair).

Principal occupation:         Chairman of the Board and Chief Executive
                              Officer of Alcoa since 1987.

Recent business experience:   From 1985 to 1987, Mr. O'Neill was
                              President and a director of
                              International Paper Company.

Other directorships:          Eastman Kodak Company, Gerald R. Ford
                              Foundation, Lucent Technologies Inc.,
                              Manpower Demonstration Research
                              Corporation, National Association of
                              Securities Dealers, Inc. and The RAND
                              Corporation.

ALCOA STOCK OWNERSHIP AND PERFORMANCE


This table shows beneficial ownership of Alcoa common stock by directors, nominees for director and executive officers as of December 31, 1998. The named executive officers are the chief executive officer and the officers who were the highest paid in 1998.

No individual director, nominee or executive officer owned more than 1% of this class of stock. The total ownership shown for directors and executive officers as a group represents less than 2% of outstanding shares.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS


Name               Exercisable stock  Number of shares  Number of deferred
                   options(1)              owned         share equivalent
                                                              units(2)

Alain J. P. Belda      607,774            156,559               5,659

Kenneth W. Dam               0              5,400               3,946

Joseph T. Gorman             0              4,586               4,979

Judith M. Gueron             0              5,959               4,736

Sir Ronald Hampel            0              4,516                   0

Hugh M. Morgan               0                200               1,257

John P. Mulroney             0              6,230               3,925

Paul H. O'Neill      1,490,968            495,016              11,234

Henry B. Schacht             0              5,064               7,850

Franklin A. Thomas           0              6,374              12,103

Marina v.N. Whitman          0              3,800               3,946

George E. Bergeron     394,730             78,974               3,432

Richard L. Fischer     464,612             78,496               7,129

L. Patrick Hassey      245,058             14,386               1,662

Richard B. Kelson      249,466             49,086               2,146

Directors and
executive officers   4,503,770          1,200,110              82,555
as a group
(22 individuals)

(1) Shares the officers had a right to acquire within 60 days through exercise of employee stock options.
(2) Share-equivalent units credited to an individual's account under deferred fee or deferred compensation plans.


Compliance With Section 16(a) Reporting: The rules of the Securities and Exchange Commission require that Alcoa disclose late filings of reports of stock ownership by its directors and executive officers. Due to the complexity of the reporting rules, the company has assumed certain responsibilities for filing compliance and has instituted procedures to assist officers and directors with these obligations. In December, we were five days late in filing a report covering one sale transaction for Richard L. Fischer.

Owners of More than 5% of Alcoa Stock: The following shareholders reported to the Securities and Exchange Commission that they owned more than 5% of our common stock on December 31, 1998.


 Name and address of                           Number of        Percentage of outstanding
 beneficial owner                             shares owned      Alcoa common stock owned

 FMR Corp.(1)
 82 Devonshire Street                           40,177,324                10.94
 Boston, MA 02109

 Wellington Management Company, LLP(2)
 75 State Street                                36,249,812                 9.87
 Boston, MA 02109

(1) FMR is a parent holding company and its report also covered interests owned or controlled by its affiliates. FMR reported sole power to vote 3,549,614 shares and sole power to dispose of all shares shown. It did not share power to vote or dispose of any shares.
(2) Wellington reported these amounts as an investment advisor; the shares are owned by its clients. Wellington reported that it had shared power to dispose of all shares and shared voting power over 7,373,576 of the shares shown; it did not have sole power to vote or dispose of any shares. Vanguard Windsor Fund is the only Wellington client that owned more than 5% of Alcoa's common stock.


STOCK PERFORMANCE GRAPH

This graph compares the most recent five-year performance of Alcoa common stock with the S&P 500 Index and a peer group index. It shows an investment of $100 on December 31, 1993 and the reinvestment of all dividends. Over the five-year period, your $100 investment in Alcoa stock would have grown to $236.70 by the end of 1998. This compares with $293.91 for the S&P 500 Index and $138.43 for the peer group index. The peer group index, which is weighted for market capitalization, includes Alcan Aluminium Limited and Reynolds Metals Company. Alcoa uses the peer group index instead of the S&P Aluminum Industry Index, which includes Alcoa as well as Alcan and Reynolds, because Alcoa's heavy market capitalization weighting would distort a comparison with the full index.


                1993       1994       1995       1996       1997       1998

Alcoa        $100.00    $127.40    $158.40    $195.36    $218.59    $236.70

S&P 500      $100.00    $101.32    $139.40    $171.40    $228.59    $293.91

Peer Group   $100.00    $118.74    $145.42    $155.90    $144.12    $138.43


EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE

Our committee, the Compensation Committee, is responsible for determining compensation for Alcoa executive officers. All committee members are independent directors who have never been Alcoa employees. We base Aloca decisions on our understanding of Alcoa's businesses and long-term strategy and our knowledge of the capabilities and performance of the company and its executives.

Compensation Philosophy - We believe that managing the company with a long-term perspective, while striving to deliver consistently good annual results, will best serve Alcoa shareholders. The company, therefore, designs its executive compensation program to hire, reward, motivate and retain high-performing employees worldwide.

Alcoa's total compensation program includes:

 -  annual salary
 -  annual cash incentives
 -  long-term, stock-based incentives and
 -  employee benefits.

We determine compensation based on certain principles:

 -  pay for performance - both individual and team performance
 - competitive total compensation compared with leading industrial companies and
 - total compensation that is highly leveraged to financial and nonfinancial business performance.

Our committee places less emphasis on high base salaries in favor of at-risk, short-term and long-term incentives based on performance. We believe that the company's executives will more effectively represent Alcoa shareholders if they are shareholders themselves and have a meaningful portion of their personal assets invested in Alcoa stock.

Annual Cash Compensation - Each year we review comparative market compensation information prepared by internal and outside consultants. The outside consultants survey leading manufacturing companies for both total cash compensation and long-term incentive information. These companies are among the largest and best performing in a broad range of industries and serve as a sample of the larger market. We also compare the level of responsibility for executive positions surveyed within these companies.

Total annual cash compensation for Alcoa senior managers includes base salary and cash incentive awards. We set the annual cash compensation levels above the median of high-performing industrial companies. In order to tie annual cash compensation more closely to performance, we set base salaries below the median and annual cash incentive levels above it.

Annual Cash Incentives - Alcoa establishes targets for cash incentive awards, which vary by position as a percentage of base salary. Our committee may make adjustments in payout, however, to recognize and reward individual performance. The maximum payout, before any adjustment for individual performance, is 200% of the target.

Alcoa revised its cash incentive programs in 1992 to provide more consistent performance measures for both executives and, under a performance-based pay plan, most other U.S. employees.

Alcoa measures its business unit employees according to the goals of their individual units. The company bases annual cash incentive payouts for most executive officers on the achievement of business plan goals by all of the company's business units. About 40% of these goals are nonfinancial. They may include measurements for environmental, health and safety performance, customer satisfaction, employee development and succession planning, product innovation, on-time delivery, manufacturing excellence, reduced cycle time, inventory reduction and product quality improvements. The company believes that if managers focus on the achievement of excellence in those areas within their control, there will be long-term growth in shareholder value.

Long-Term Incentives - A goal of our committee is to closely align management's interests with those of the shareholders. The company's long-term incentives are, therefore, entirely stock-based. We believe this encourages stock ownership among Alcoa executives. Alcoa grants annual long-term awards as stock options. The stock option program allows us to provide awards that are competitive with the sample of leading industrial companies. The performance of Alcoa stock determines the actual amount earned.

The guidelines used to establish the size of a stock option award include an executive's level of responsibility, the size of prior grants and comparative award information. Individual grants typically follow the guideline amounts.

For U.S. federal income tax purposes, Alcoa may deduct compensation paid as the result of option exercises under the shareholder-approved Long Term Stock Incentive Plan. The company may not, however, deduct portions of salary, bonus and other cash and noncash compensation in excess of $1 million paid to a named executive officer.

Stock Option Reload Feature - In 1989, Alcoa amended the Long Term Stock Incentive Plan to add a stock option reload feature that encourages increased stock ownership not only for executive officers, but for allparticipants who are active employees (currently about 900 individuals). This feature promotes the early exercise of options and the retention of Alcoa shares.

The reload feature accomplishes these goals in the following way. First, by exercising an outstanding option, the optionee realizes, in shares, the net profit or growth in value of that option (the excess of the current fair market value over the option grant price), less applicable withholding for taxes. The optionee may not sell or transfer one-half of the profit shares for a period of time, currently until the optionee's employment with Alcoa ends. In return for agreeing to this transfer condition, the optionee receives a new reload option grant at the current market price and with the same expiration date as the exercised option. The reload option covers the number of shares exercised in the underlying option less the number of profit shares delivered to the optionee after withholding for taxes. The reload option is exercisable after six months and allows the optionee to continue to gain from future appreciation on the stock.

Share ownership by executive officers and other optionees has increased significantly in the last several years due to the reload feature.

In 1997, we approved a dividend equivalent compensation plan. Under this plan, Alcoa pays cash dividend equivalents, when approved by the Board, on a portion of the exercisable options held by active and retired participants.

Compensation of Executive Officers in 1998 - Our committee increased salary and annual cash incentive targets this year, reflecting similar increases in the comparison group. Annual incentive payouts to executive officers for 1998 averaged about 129% of target based on attainment of business unit financial and nonfinancial goals.

In January 1998, Alcoa granted stock options to executive officers at target levels for their positions. The majority of stock option exercises in 1998 by executive officers also included the grant of reload options.

Compensation of the Chief Executive Officer - Alcoa bases the chief executive officer's compensation on the same philosophy and policies as for all executive officers. This compensation includes base salary, annual cash incentives and stock option awards.

Our committee meets annually without the CEO and evaluates his performance compared with previously established financial and nonfinancial goals. We reach a consensus as a committee and make the appropriate compensation adjustments. Finally, we report in full to the other members of the Board for their consideration and agreement. This meeting is an executive session of nonemployee directors only.

In 1998, Mr. O'Neill's base salary was $850,020. In accordance with company compensation policy, the midpoint salary for the CEO position remains below the median for the comparison group. Mr. O'Neill's 1998 annual stock option award was at the guideline number of shares for his position. In January 1999, we awarded him a bonus of $1,600,000, which was 157% of his target incentive award for 1998. We based this amount on total business unit results compared with plan goals and in recognition, by our committee and all other nonemployee directors, of Mr. O'Neill's outstanding leadership of Alcoa during 1998. In addition, the bonus amount reflects our judgment of the benefit to the company of Mr. O'Neill's stature and leadership position in the aluminum industry and industry in general.

In recognition of these accomplishments and in light of his relinquishment of the CEO position in May 1999, we awarded a stock option grant to Mr. O'Neill in January 1999 for double the guideline number of shares for his position. This award will be Mr. O'Neill's final stock option grant as an Alcoa employee even though he will remain an employee and chairman of the board until January 1, 2001. We also increased his salary for 1999 to $950,400. We believe Alcoa and its shareholders have benefited greatly from Mr. O'Neill's direction and contributions as CEO.

Executive Compensation Changes for 1999 - In January 1999, with the agreement of the Board, we approved two new programs and a change in an existing program to encourage greater share ownership by Alcoa managers. These actions were taken in anticipation of implementing the new Alcoa Stock Incentive Plan later this year should shareholders approve the plan. If shareholders do not approve the plan, these changes will not go into effect. See the discussion of the Alcoa Stock Incentive Plan proposal beginning on page 21.

We approved the following actions, subject to approval by shareholders of the Alcoa Stock Incentive Plan:

  - First, we established new share ownership guidelines for senior executives. The guidelines, which range from 10,000 shares for most business unit presidents to 140,000 shares for the CEO, will apply to about 50 individuals. We expect each individual to reach his or her target ownership level within five years.

  - Next, to assist employees in these senior positions who have a relatively short tenure with Alcoa to achieve these ownership levels, we approved a program that provides a 25% match in Alcoa stock when the employee elects to invest all or a portion of eligible incentive compensation in additional Alcoa stock or stock units. The match shares will be issued as a contingent stock award under the new Alcoa Stock Incentive Plan and are subject to forfeiture if the employee leaves Alcoa within three years. This program is available for senior managers who have less than five years of employment service when they become subject to a share ownership guideline or an increase in a share ownership guideline. Eligibility terminates when the employee achieves the target ownership or after five years, whichever is earlier.

  - To encourage more participants in the stock option program to use the reload feature, we approved a change in the restriction period that applies to one-half of the shares received on option exercise. Currently, the restriction period during which the shares are nontransferable is the remainder of the employee's career with Alcoa. Beginning in the second half of 1999 or later as determined by our committee, if shareholders approve the Alcoa Stock Incentive Plan at the 1999 annual meeting, the restriction period will change to the shorter of the employee's remaining Alcoa career or five years from the date the shares are issued. This change will make participation in the reload program more attractive for employees earlier in their Alcoa careers. The change will apply to outstanding restricted shares as well as to shares issued in option exercises after the effective date of the change.

We, as a committee, believe that these compensation programs help to maintain Alcoa's leadership position among global industrial companies.

The Compensation Committee

   Franklin A. Thomas, Chairman
   Kenneth W. Dam
   Joseph T. Gorman
   John P. Mulroney


SUMMARY COMPENSATION TABLE

                                     Annual Compensation                     Long-Term Compensation

 Name and Principal             Year   Salary(1)     Bonus        Number of Securities    All Other
 Position                                                         Underlying Option       Compensation(3)
                                                                  Grants(2)

 Paul H. O'Neill                1998    $850,020   $1,600,000         816,220              $153,236
 Chairman of the Board          1997     850,020    1,250,000         649,168               171,206
 and Chief Executive Officer    1996     750,000      810,000       1,386,054               172,062

 Alain J. P. Belda              1998     640,707    1,100,000         523,518               185,211
 President and                  1997     610,200      850,000         608,708               195,781
 Chief Operating Officer        1996     540,600      525,000         240,608               100,670

 George E. Bergeron             1998     397,038      700,000         180,448                73,358
 Executive Vice President-      1997     368,577      381,300         288,628                77,754
 Allied Products                1996     339,200      245,000         410,812                77,867

 Richard L. Fischer             1998     400,200      500,000         234,746                61,858
 Executive Vice President,      1997     395,200      500,000         358,398                68,186
 Chairman's Counsel             1996     370,200      345,000         511,314                69,188

 L. Patrick Hassey              1998     354,231      584,700          83,600               165,433
 Vice President and             1997     316,000      329,800         134,306                64,824
 President, Alcoa Europe        1996     293,000      185,600         185,438                48,956

 Richard B. Kelson              1998     400,200      500,000         251,324                91,677
 Executive Vice President and   1997     318,000      308,700         150,018                59,829
 Chief Financial Officer        1996     288,000      258,000         186,012                58,460

(1) The most highly compensated executive officers are those with the highest annual salary and bonus for 1998. In addition to base salary, the salary column includes, when chosen by the employee, an extra week's pay instead of vacation for employees with 25 or more years of service.

(2) New option grants made in 1998 totaled 350,000 for Mr. O'Neill; 210,000 for Mr. Belda; 83,600 for Mr. Hassey; and 105,600 each for Messrs. Bergeron, Fischer and Kelson. The company granted all of these options at 100% of the fair market value of Alcoa common stock on the grant date. The other option awards relate to previous yearsO option grants and the use of the reload feature described earlier in the Report of the Compensation Committee.
     See also the table, Option Grants in 1998.
(3) Company matching contributions to 401(k) and excess savings plans for 1998 were: Mr. O'Neill, $51,001; Mr. Belda, $37,750;
     Mr. Bergeron, $23,400; Mr. Hassey, $20,880; and Messrs. Fischer and Kelson, $24,012 each. The present value costs of the company's portion of 1998 premiums for split-dollar life insurance, above the term coverage level provided generally to salaried employees, were: Mr. O'Neill, $102,235; Mr. Belda, $146,561; Mr. Bergeron,
     $49,958; Mr.    Fischer, $37,846; Mr. Hassey, $49,877; and
     Mr. Kelson, $67,665. The 1998 amount for Mr. Belda also includes $900 of unused health care credits received as cash. The 1998 amount for Mr. Hassey includes $94,676 relating to his assignment in Europe. This amount is paid under standard company programs for U.S. employees on international assignments.



OPTION GRANTS IN 1998

Individual Grants

Name                     Number of   % of Total     Exercise or    Expiration Date      Grant Date
                         Securities  Options        Base Price                          Present
                         Underlying  to Employees   ($/Sh)                              Value(2)
                         Options     in Fiscal Year
                         Granted(1)

Paul H. O'Neill           350,000      2.97         $33.0625       January 13, 2008     $2,096,858
                          271,040      2.30          34.8438       January 11, 2006      1,308,496
                           49,192      0.42          34.8438       January 14, 2004        237,484
                          145,988      1.24          34.8438       January 15, 2003        704,784

Alain J. P. Belda         210,000      1.78          33.0625       January 13, 2008      1,258,115
                          235,102      1.99          39.6094       January 13, 2007      1,290,233
                           28,956      0.25          38.6875       January 15, 2003        155,211
                           19,290      0.16          38.6875       January 20, 2002        103,399
                            6,048      0.05          38.6875       January 23, 2001         32,419
                           12,316      0.10          38.6875       January 22, 2000         66,017
                           11,806      0.10          38.6875       May 4,  1999             63,283

George E. Bergeron        105,600      0.90          33.0625       January 13, 2008        632,652
                           13,624      0.12          39.6094       January 14, 2004         74,768
                            1,732      0.01          36.5469       January 14, 2004          8,770
                           29,030      0.25          36.5469       January 15, 2003        146,998
                            6,456      0.05          39.2969       January 20, 2002         35,151
                            8,142      0.07          36.5469       January 20, 2002         41,228
                            7,496      0.06          36.5469       January 23, 2001         37,957
                            3,850      0.03          36.5469       January 22, 2000         19,495
                            4,518      0.04          36.5469       May 4, 1999              22,878

Richard L. Fischer        105,600      0.90          33.0625       January 13, 2008        632,652
                           42,178      0.36          39.6094       January 13, 2007        231,472
                            5,170      0.04          39.6094       January 14, 2004         28,373
                           27,390      0.23          35.9531       January 15, 2003        136,440
                            1,034      0.01          38.6875       January 20, 2002          5,542
                           27,138      0.23          35.9531       January 20, 2002        135,185
                            3,872      0.03          38.6875       January 23, 2001         20,755
                            5,512      0.05          35.9531       January 23, 2001         27,457
                           16,334      0.14          35.9531       January 22, 2000         81,366
                              518      0.00          39.6094       January 22, 2000          2,843

L. Patrick Hassey          83,600      0.71          33.0625       January 13, 2008        500,849

Richard B. Kelson         105,600      0.90          33.0625       January 13, 2008        632,652
                           62,786      0.58          39.6509       January 13, 2007        344,929
                           27,674      0.23          36.7031       January 13, 2005        140,731
                           14,846      0.14          36.5969       January 14, 2004         75,278
                           18,090      0.15          36.5469       January 15, 2003         91,602
                            7,782      0.07          36.5469       January 20, 2002         29,838
                            4,442      0.04          36.5469       January 23, 2001         17,032
                            3,540      0.03          36.5469       January 22, 2000         17,925
                            6,564      0.06          36.7031       May 4, 1999              33,380

                                -18-

(1) Alcoa grants annual options (the first grant listed for each officer) in January.
    These options become  exercisable one year after the grant date. All other grants are reload option grants, which become exercisable after six months.
    Optionees may use shares they own to pay the exercise price and may have shares withheld for payment of required taxes. The exercise price of all options is
    100% of the fair market value of Alcoa stock on the grant date.

(2) The company uses the Black-Scholes option pricing model to estimate Grant Date
    Present Value. Our use of this model is not an endorsement of the model's accuracy in valuing options. All stock option models require a prediction about future stock prices. We used the following assumptions in calculating Grant Date
    Present Value: volatility - 25%; average risk-free rate of return - 5.2%;
    dividend yield - 2.1%; expected life, annual grants - 2.5 years; expected life, reload grants - 1.5 years. The real value of the options in this table depends on the actual performance of Alcoa stock and the timing of exercises.


1998 AGGREGATE OPTION EXERCISES AND YEAR-END OPTION VALUES

This chart shows the number and value of stock options, both exercised and unexercised, for the named executive officers during 1998.



                      Shares         Value        Number of Securities             Value of Unexercised
                      Acquired on    Realized     Underlying Unexercised           In-the-Money Options at
  Name                Exercise                    Options at Fiscal Year-End       Fiscal Year-End(1)
                                                  Exercisable    Unexercisable     Exercisable    Unexercisable

  Paul H. O'Neill       527,086      $3,804,215     1,140,968      816,220          $8,138,212     $2,612,974

  Alain J. P. Belda     335,636       1,471,224       397,774      445,102             432,229        885,938

  George E. Bergeron     82,012         372,579       289,130      173,992             998,057        485,722

  Richard L. Fischer    155,330         718,160       359,012      229,840             953,222        546,936

  L. Patrick Hassey           0               0       161,458       83,600             328,283        352,688

  Richard B. Kelson     159,616         820,494       143,866      212,332             371,460        477,774


(1) We calculated the value of unexercised options using the difference between the option exercise price and the fiscal year-end stock price of $37.28125 per share, multiplied by the number of shares underlying the option.


                                -19-

PENSION PLANS

Alcoa's pension plans cover a majority of salaried employees. Alcoa pays the full cost of these plans, which include both tax-qualified and nontax-qualified excess plans. This table shows the annual benefits payable at executive compensation levels.



PENSION PLAN TABLE
                     Annual Benefits for Years of Service Indicated

      Average Annual           15         20         25          30          35          40
      Compensation

        $ 100,000               $ 20,720   $ 27,630   $ 34,530   $   41,440   $   48,760   $   56,910

          300,000                 64,520     86,020    107,530      129,040      150,540      172,050

          500,000                108,770    145,020    181,280      217,540      253,790      290,050

          750,000                164,080    218,770    273,470      328,160      382,860      437,550

        1,000,000                219,390    292,520    365,660      438,790      511,920      585,050

        1,250,000                274,710    366,270    457,840      549,410      640,980      732,550

        1,500,000                330,020    440,020    550,030      660,040      770,040      880,050

        1,750,000                385,330    513,770    642,220      770,660      899,110    1,027,550

        2,000,000                440,640    587,520    734,410      881,290    1,028,170    1,175,050

        2,500,000                551,270    735,020    918,780    1,102,540    1,286,290    1,470,050


The company bases the employee's amount of pension upon the average compensation for the highest five years in the last ten years of service. For the executive level, covered compensation includes base salary and annual cash bonus. We calculate the amounts in the table using salary at target and bonus at target. We also make payments as a straight life annuity, reduced by 5% when an employee takes a surviving spouse pension. The table shows benefits at age 65, before any reduction for surviving spouse coverage.

At March 1, 1999, pension service for the named officers was:
Mr. Belda, 30 years; Mr. Bergeron, 30 years; Mr. Fischer, 33 years; Mr. Hassey, 31 years; Mr. Kelson, 24 years; and Mr. O'Neill, 26 years, reflecting an employment contract that provides somewhat more than double credit for his years with the company. The resulting pension for Mr. O'Neill will be offset by pension payments from his previous employer.

                                -20-


PROPOSAL TO APPROVE THE ALCOA STOCK INCENTIVE PLAN
(item 2 on the proxy card)

In January 1999, Alcoa's Board of Directors approved the Alcoa Stock Incentive Plan (the Plan), subject to approval by shareholders at the 1999 annual meeting. If approved, the Plan will become effective on June 1, 1999 and will replace the company's Long Term Stock Incentive Plan (the Prior Plan) under which Alcoa currently awards stock options. The Board recommends that you vote for approval of the Plan.

In the following pages we have summarized the principal features of the Plan. For a copy of the Plan, please call 1-800-522-6757 (in the U.S. or Canada) or 1-402-990-6397 (all other calls) or write to the Secretary at the address on the cover of this proxy statement.

Purpose of the Plan

The Plan authorizes the Board of Directors or an authorized committee or subcommittee of the Board to make stock-based awards to company employees. The purpose of the Plan is to motivate and reward employees by giving them an ownership interest in Alcoa and a proprietary and vested interest in the company's growth and financial success. The Board believes that the Plan will enhance the company's ability to attract and retain individuals of exceptional managerial, technical and professional talent upon whom, in large measure, the sustained progress, growth and profitability of Alcoa depend.

Differences Between the Plan and the Prior Plan

The principal difference between the Plan and the Prior Plan is the variety of stock-based awards available for granting under the Plan. Under the Prior Plan, only nonqualified stock options and reload options were granted. In contrast, the Plan authorizes awards of:

 - nonqualified stock options (including reload options)
 - stock appreciation rights
 - contingent (forfeitable) stock
 - performance shares and performance units conditioned upon meeting performance criteria over a period of time and
 - stock or other awards valued by reference to or based on Alcoa stock or other property.

Shares Authorized and Award Limits

We are asking you to authorize 14 million shares of Alcoa common stock for issuance under this Plan. In addition to the 14 million shares, the following also would be available to grant under the Plan:

 - Shares subject to awards under the Plan or the Prior Plan that are forfeited, settle for cash, expire or otherwise terminate without issuance of the shares
 - Shares tendered in payment of the purchase price of an option award under the Plan or the Prior Plan or tendered or withheld to pay required with-holding taxes
 - Shares repurchased by Alcoa and designated by the Board as available for issuance under the Plan.

Of the total number of shares authorized for grant under the Plan, the company may issue no more than 1,000,000 shares as awards of contingent stock, performance shares or in settlement of other stock unit awards. The Plan also contains annual limits on awards to individual participants. In any calendar year, no participant may be granted stock options or stock appreciation rights covering more than 2,000,000 shares or contingent stock or performance shares covering more than 25,000 shares. The maximum dollar value payable to an individual with respect to performance unit awards and other stock unit awards granted in any calendar year is $2,000,000.

Administration

The Compensation Committee of the Board or a subcommittee of the Compensation Committee will administer the Plan. Committee members must be Ononemployee directorsO and Ooutside directorsO for applicable regulatory requirements. This means that they cannot be current or former Alcoa officers or employees, and they may not receive compensation from Alcoa except in their capacity as directors. The Board may assume responsibilities otherwise assigned to the Committee and may amend, alter or discontinue the Plan at any time. The Board or the Committee also may amend the terms of any award previously granted. However, none of these actions by the Board or the Committee may impair the existing rights of

                                -21-
a participant without the participant's consent, and neither the Board nor the Committee may amend the terms of an option to reduce its price. The Board also may not amend the Plan without shareholder approval if that approval is necessary to qualify for or comply with tax or regulatory requirements.

The Committee has the authority to select employees to whom it will grant awards, to determine the types of awards and the number of shares covered, to set the terms and conditions of the awards and to cancel or suspend awards. The Committee also has authority to interpret the Plan, to establish, amend and rescind rules applicable to the Plan or awards under the Plan, to approve the terms and provisions of any agreements relating to Plan awards and to make all determinations relating to awards under the Plan.

The Plan permits delegation of certain authority to senior officers in limited instances to make, cancel or suspend awards to employees who are not Alcoa directors or executive officers.

Eligibility and Participation

All employees of Alcoa and its subsidiaries are eligible to be selected as participants. About 1,000 current and former employees hold stock option awards under the Prior Plan.

Term

If shareholders approve the Plan, it will become effective on June 1, 1999. No award may be granted under the Plan after May 31, 2009.

Stock Option Awards

The Committee may grant nonqualified stock option awards under the Plan. Stock option awards entitle a participant to purchase shares of Alcoa stock at a fixed price during the option term. The Committee determines the option grant price, but the price may not be less than the fair market value per share on the grant date. The term of the option is set by the Committee, with a maximum of ten years from the grant date. An option is exercisable at such times as the Committee determines.

The participant must pay the option grant price in full upon exercise. The participant may pay the price in cash, by surrendering shares of Alcoa common stock that were owned for a certain minimum period and whose value equals the option price or by a combination of cash, shares or other consideration approved by the Committee.

The Committee may authorize the grant of reload options to active employees when they exercise stock option awards under the Plan or the Prior Plan. As a condition to the grant of a reload option, a participant must elect that a portion of the shares issued upon exercise of the prior option award may not be sold or transferred for a period of time, as selected by the Committee. The participant then receives a new reload option having a grant price equal to the current market price and the same expiration date as the option being exercised. The reload option covers the number of shares exercised less the net number of OprofitO shares delivered to the optionee after withholding for taxes. Reload options may be granted where the exercise price of the prior award is paid using shares owned for a minimum period set by the Committee or, in limited instances, using cash. One-half of the profit shares will be nontransferable for the participant's remaining career with Alcoa. Beginning in the second half of 1999 or later as selected by the Committee, the restriction period will change to the shorter of five years from the issuance date of the shares or the remainder of the participant's career with Alcoa. This change is designed to encourage participants to use the reload feature earlier in their careers. See the Report of the Compensation Committee on page 14.

The Committee may permit participants to transfer stock option awards to immediate family members or family trusts. Otherwise, stock option awards are not transferable during the participant's lifetime.

Stock Appreciation Rights

A stock appreciation right (SAR) entitles the holder to receive, on exercise, the excess of the fair market value of the shares on the exercise date (or, if the Committee so determines, as of any time during a specified period before the exercise date) over the SAR grant price. The Committee may grant SAR awards as stand-alone awards or in combination with a related option award under the Plan. The SAR grant price is set by the Committee and may not be less than the fair market value of the shares on the date of grant. Payment upon exercise will be in cash, stock or other property or any combination of cash, stock or other property as the Committee may determine. Unless otherwise determined by the Committee, any related option will no longer be exercisable to the extent the SAR has been exercised and the exercise of an option will cancel the related SAR.

Due to current accounting treatment, SAR awards likely will be granted only to nonU.S. residents in locales where option awards have onerous tax implications for participants.

Contingent Stock

Contingent stock means shares issued with conditions or contingencies and, until the conditions or contingencies are satisfied or lapse, the stock is subject to forfeiture. The Committee establishes the terms and conditions applicable to a contingent stock award. The minimum contingency period for a contingent stock award that is not subject to performance conditions is three years from the date of grant, except that the Committee may approve contingent stock awards covering up to 100,000 shares with contingency periods of less than three years.

A recipient of a contingent stock award has the right to vote the shares and receive dividends on them unless the Committee decides otherwise. If the participant ceases to be an employee before the end of the contingency period, the award is forfeited, subject to such exceptions as authorized by the Committee.

Performance Awards

A performance award may be in the form of performance shares (units valued by reference to shares of stock) or performance units (units valued by reference to cash or property other than stock). The Committee may select periods of at least one year during which performance criteria chosen by the Committee are measured for the purpose of determining the extent to which a performance award has been earned. The Committee decides whether the performance levels have been achieved, what amount of the award will be paid and the form of payment, which may be cash, stock or other property or any combination.

Other Stock Unit Awards

The Committee may make other awards of shares or of units valued by reference to shares or other property. The Committee determines all conditions and terms that apply to these awards. A participant may not sell, assign, transfer, pledge or encumber any award issued with conditions or contingencies until after those conditions lapse. If the only condition to vesting is passage of time, the minimum vesting period is three years.

Deferrals of Awards; Dividends

The Committee may permit participants to defer the distribution of all or part of an earned award. The Committee also may provide that payments will be made in installments and that dividends or dividend equivalents will be paid on shares covered by outstanding awards.

Substitute Awards

The Committee may grant awards to employees of companies acquired by Alcoa or a subsidiary in exchange for or assumption of outstanding stock-based awards issued by the acquired company. Shares covered by substitute awards do not reduce the number of shares otherwise available for award under the Plan.

Option and SAR Repricing Prohibited

The Plan prohibits repricing of options or SARs. Repricing means the grant of a new option, SAR or other award in return for the cancellation, exchange or forfeiture of an award that has a higher grant price than the new award or the amendment of an outstanding award to reduce the grant price. The grant of a substitute award is not a repricing.

Adjustments

The Plan provides for adjustments of awards and shares authorized for issuance under the Plan in the event of stock splits, recapitalizations, mergers, consolidations, and other changes in the stock. In that event, the Committee will make such substitutions or adjustments in the aggregate number or class of shares that may be distributed under the Plan (including the substitution of similar awards denominated in the shares of another company) and in the number, class and option price or other price of shares subject to outstanding awards as it believes equitable or appropriate to maintain the purpose of the original grant.

Change in Control Provisions

In order to preserve the value of outstanding awards for participants in the event of a change in control of Alcoa, unless the Committee determines otherwise at the time of grant of a particular award:

   - all outstanding option and SAR awards vest and are immediately exercisable

   - any restrictions or forfeitability conditions on contingent stock awards or other stock unit awards lapse

   -  all reload-restricted shares become fully transferable and

   - all performance awards will be earned pro rata for the period up to the date of the change in control event.

Holders of options and SARs may elect to receive a cash settlement of their awards in the event of a change in control. The cash settlement per share is equal to the excess of the highest sales price during the 60-day period leading up to a change in control or, if the change in control event is a merger or tender offer or similar transaction, the highest price paid in that transaction over the grant price per share of the option or SAR. The Committee may elect to pay the cash settlement value amount in the form of shares in order to preserve pooling-of-interests accounting treatment for certain change-in-control transactions.

Change in control of Alcoa means any of the following events:

   - the acquisition of a 20% ownership position by any person or group, other than: (i) acquisitions by or from Alcoa;
        (ii) acquisitions by an Alcoa benefit plan; and (iii) corporate reorganizations in which no person or group becomes a 20% owner or in which the relative equity interests of current share-holders are the same before and after the reorganization

   - a change in a majority of the members of the Alcoa Board (other than by individuals whose nomination for director is approved by at least 75% of the incumbent Board members)

   -    a merger, consolidation, or similar transaction, except for
        (i) mergers and other corporate transactions in which Alcoa common stock converts into or continues to represent at least 55% of the voting securities of the combined or surviving entity or (ii) reorganizations in which no entity becomes a 20% holder

   - a sale of substantially all assets of Alcoa, except to an entity owned at least 55% by the holders of Alcoa common stock in the same proportion as their Alcoa holdings or

   -    a shareholder-approved dissolution or liquidation of Alcoa.

Performance-Based Compensation

Section 162(m) of the Internal Revenue Code limits the amount of the deduction that the company may take on its U.S. federal tax return for compensation paid to any of the named officers in the proxy statement (the Code refers to these officers as "covered employees"). The limit is $1 million per covered employee per year, with certain exceptions. This deductibility cap does not apply to "performance-based compensation," if approved by shareholders. We believe that awards under the Plan will qualify as performance-based compensation, if shareholders vote to approve the Plan and it is otherwise administered in compliance with Code section 162(m).

The Plan contains a number of measurement criteria that the Committee may use to determine whether and to what extent any covered employee has earned a contingent stock award, performance award or other stock unit award. The measurement criteria that the Committee may use to establish specific levels of performance goals include any one or a combination of the following: cumulative net income or cumulative net income per share; return on sales; return on assets; return on share-holders' equity; cash flow; economic value added; cumulative operating income; total shareholders' return; cost reductions; or achievement of environment, health and safety goals. The Committee may set perfor-mance goals based on the achievement of specified levels of corporate-wide performance or performance of the Alcoa subsidiary or business unit in which the participant works. The Committee may make downward adjustments in the amounts payable under an award, but it may not increase the award amounts or waive the achievement of a performance goal.

Tax Aspects of the Plan

The grant of a nonqualified stock option or SAR under the Plan has no U.S. federal income tax consequences for the participant or the company. Upon exercise of a stock option or SAR, Alcoa may take a tax deduction and the participant realizes ordinary income. The amount of this deduction and income is equal to the difference between the fair market value of the shares on the date of exercise and the grant price of the stock option or SAR. The Committee may permit participants to surrender Alcoa shares in order to satisfy the required withholding tax obligation.

Regarding Plan awards (other than options or SARs) that are settled either in cash or in stock or other property that is either transferable or not subject to substantial risk of forfeiture, the participant must recognize ordinary income equal to the cash or the fair market value of shares or other property received. Alcoa may take a deduction for the same amount.

Regarding Plan awards (other than options or SARs) that are settled in stock or other property that is subject to contingencies restricting transfer and to a substantial risk of forfeiture, the participant must recognize ordinary income equal to the fair market value of the shares or other property received (less any amount paid by the participant) when the shares or other property first become transferable or not subject to substantial risk of forfeiture, whichever occurs first. Alcoa may take a deduction at the same time and for the same amount.

The Committee may adjust awards to employees who are not U.S. citizens or U.S. residents to recognize differences in local law or tax policy and may impose conditions on the exercise or vesting of awards to minimize tax equalization obligations for expatriate employees.

Recent Share Price

On February 8, 1999 (the record date for the annual meeting), the closing market price for Alcoa common stock was $44.25 per share.

Awards to Named Officers and Other Employees

The Plan is new and no awards have been made under it. The Committee has not yet established guidelines or standards on the types of awards it may grant under the Plan to the named officers or other participants or the number of shares that the awards will cover.

Other Executive Program Changes

If the Plan becomes effective, the Compensation Committee has authorized two new programs and a change in administration of the reload option program to encourage increased ownership by employees who participate in the Plan. See page 16 of the Report of the Compensation Committee for a description of these changes.

Share Repurchases to Prevent Dilution

To prevent or minimize the dilutive effect of stock-based compensation plans, Alcoa's practice is to repurchase shares in the open market in amounts at least equal to the number of shares issued under employee stock option and other stock incentive plans. The company intends to use the proceeds of stock option award exercises under the Plan for this purpose as well as other funds available from time to time. The continuation of this practice is subject to the company's capital needs and resources and compliance with corporate, securities and regulatory requirements that apply to share repurchases.

Vote Required for Approval

For this proposal to be adopted, a majority of the votes cast by shareholders must be voted for approval.

Alcoa's Board of Directors recommends that you vote FOR approval of this proposal.


OTHER INFORMATION


RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

PricewaterhouseCoopers LLP has been the independent accounting firm that audits the financial statements of Alcoa and most of its subsidiaries since 1950. In accordance with standing policy, PricewaterhouseCoopers periodically changes the personnel who work on the audit.

During 1998, PricewaterhouseCoopers reviewed Alcoa's filings with the SEC, prepared or reviewed financial and audit reports to lenders, including governmental agencies, conducted audits and due diligence reviews for acquisitions and evaluated the effects of various accounting issues, information systems and cost reduction opportunities.

They also helped in tax planning and the preparation of tax returns for expatriate employees, executives and various foreign locations of the company.

The Audit Committee of Alcoa's Board reviews summaries of the audit and nonaudit services provided by PricewaterhouseCoopers and the related fees.

On recommendation of the Audit Committee, the Board has reappointed PricewaterhouseCoopers to audit the 1999 financial statements.
Representatives from this firm will be at the annual meeting to make a statement, if they choose, and answer any questions you may have.

ALCOA LOGO

201 Isabella Street at 7th Street Bridge
Pittsburgh, Pennsylvania  15212-5858

Printed in USA 9903 Form A07-15905




                            APPENDIX


                   Alcoa Stock Incentive Plan





                           ALCOA LOGO



                   ALCOA STOCK INCENTIVE PLAN


     SECTION 1. PURPOSE. The purposes of the Alcoa Stock Incentive Plan are to encourage selected employees of the Company and its Subsidiaries to acquire a proprietary and vested interest in the long-term growth and financial success of the Company, to generate an increased incentive to promote its well-being and profitability, to link the interests of such employees to the long-term interests of shareholders and to enhance the ability of the Company and its Subsidiaries to attract and retain individuals of exceptional managerial, technical and professional talent upon whom, in large measure, the sustained progress, growth and profitability of the Company depend.

     SECTION 2. DEFINITIONS. As used in the Plan, the following terms have the meanings set forth below:

     "Award" means any Option, Stock Appreciation Right,
Contingent Stock Award, Performance Share, Performance Unit,
Other Stock Unit Award, or any other right, interest, or option relating to Shares or other property granted pursuant to the provisions of the Plan.

    "Award Agreement" means any written agreement, contract, or other instrument or document evidencing any Award granted by the Committee hereunder, which may, but need not, be executed or acknowledged by both the Company and the Participant.

    "Beneficial Owner" means beneficial owner as defined in Rule 13d-3 under the Exchange Act.

    "Board" means the Board of Directors of the Company.

    "Change in Control" means the first to occur of any of the following events:

          (a) An Entity, other than a trustee or other fiduciary of securities held under an employee benefit plan of the Company or any of its Subsidiaries, is or becomes a Beneficial Owner, directly or indirectly, of stock of the Company representing 20% or more of the total voting power of the Company's then outstanding stock and securities; provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of
     Control: (i) any acquisition directly from the Company,
     (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a transaction that complies with clauses (i) or
     (ii) of subsection (c) of this definition;

          (b) individuals who, as of the date hereof, constitute the Board (the "Incumbent Board"), cease for any reason to constitute a majority thereof; provided, however, that any individual becoming a director whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least 75% of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an Entity other than the Board;

          (c) there is consummated a merger, consolidation or other corporate transaction, other than (i) a merger, consolidation or transaction that would result in the voting securities of the Company outstanding immediately prior to such merger, consolidation or transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving Entity or any parent thereof) at least 55% of the combined voting power of the stock and securities of the Company or such surviving Entity or any parent thereof outstanding immediately after such merger, consolidation or transaction, or (ii) a merger, consolidation or transaction effected to implement a recapitalization of the Company (or similar transaction) in which no Entity is or becomes the Beneficial Owner, directly or indirectly, of stock and securities of the Company representing more than 20% of the combined voting power of the Company's then outstanding stock and securities;

          (d) the sale or disposition by the Company of all or substantially all of the Company's assets other than a sale or disposition by the Company of all or substantially all of the assets to an Entity at least 55% of the combined voting power of the stock and securities of which is owned by Persons in substantially the same proportions as their ownership of the Company's voting stock immediately prior to such sale; or

          (e) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company.

     "Change in Control Price" means the higher of (a) the highest reported sales price, regular way, of a Share in any transaction reported on the New York Stock Exchange Composite
Tape or other national exchange on which Shares are listed or on NASDAQ during the 60-day period prior to and including the date of a Change in Control or (b) if the Change in Control is the result of a tender or exchange offer or a merger, consolidation or other corporate transaction, the highest price per Share paid in such tender or exchange offer or corporate transaction. To the extent that the consideration paid in any such transaction described above consists all or in part of securities or other non-cash consideration, the value of such securities or other non-cash consideration shall be determined in the sole discretion of the Board.

    "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

    "Committee" means the Compensation Committee of the Board, or any successor to such committee, or a subcommittee thereof, composed of no fewer than two directors, each of whom is a Non-Employee Director and an "outside director" within the meaning of
Section 162(m) of the Code, or any successor provision thereto.

    "Company" means Alcoa Inc., a Pennsylvania corporation.

    "Contingent Stock" means any Share issued with the contingency or restriction that the holder may not sell, transfer, pledge or assign such Share and with such other contingencies or restrictions as the Committee, in its sole discretion, may impose (including, without limitation, any contingency or restriction on the right to vote such Share and the right to receive any cash dividends), which contingencies and restrictions may lapse separately or in combination, at such time or times, in installments or otherwise, as the Committee may deem appropriate.

     "Contingent Stock Award" means an award of Contingent Stock under Section 8 hereof.

    "Covered Employee" means a "covered employee" within the meaning of Section 162(m)(3) of the Code, or any successor provision thereto.

    "Employee" means any employee of the Company or of any Subsidiary.

    "Entity" means any individual, entity, person (within the meaning of Section 3(a)(9) of the Exchange Act) or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than (a) any employee plan established by the Company,
(b) any affiliate (as defined in Rule 12b-2 promulgated under the Exchange Act) of the Company, (c) an underwriter temporarily holding securities pursuant to an offering of such securities, or
(d) a corporation owned, directly or indirectly, by shareholders of the Company in substantially the same proportions as their ownership of the Company.

    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    "Fair Market Value" means, with respect to any property, the market value of such property determined by such methods or procedures as shall be established from time to time by the Committee.

    "Non-Employee Director" has the meaning set forth in Rule 16b-3(b)(3) under the Exchange Act, or any successor definition adopted by the Securities and Exchange Commission.

    "Option" means any right granted to a Participant under the Plan allowing such Participant to purchase Shares at such price or prices and during such period or periods as the Committee shall determine. All Options granted under the Plan are intended to be nonqualified stock options for purposes of the Code.

    "Other Stock Unit Award" means any right granted to a Participant by the Committee pursuant to Section 10 hereof.

    "Participant" means an Employee who is selected by the Committee to receive an Award under the Plan.

    "Performance Award" means any Award of Performance Shares or
Performance Units pursuant to Section 9 hereof.

    "Performance Period" means that period established by the Committee at the time any Performance Award is granted or at any time thereafter during which any performance goals specified by the Committee with respect to such Award are to be measured. A Performance Period may not be less than one year.

    "Performance Share" means any grant pursuant to Section 9 hereof of a unit valued by reference to a designated number of Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including, without limitation, cash, Shares or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

    "Performance Unit" means any grant pursuant to Section 9 hereof of a unit valued by reference to a designated amount of property other than Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including, without limitation, cash, Shares or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

    "Person" means any individual, corporation, partnership, association, joint stock company, trust, unincorporated organization or government or political subdivision thereof.

    "Plan" means this Alcoa Stock Incentive Plan.

    "Prior Plan" means the Company's Long Term Stock Incentive
Plan.

    "Reload Option" means an Option described in Section 6(e) of the Plan, granted in connection with the exercise of an option under the Prior Plan or an Award under the Plan (an "antecedent award"). As a condition to the grant of a Reload Option, a Participant must elect at the time of exercise of the antecedent award that a designated portion, as determined by the Committee, of the Shares issued upon exercise of the antecedent award shall be restricted in terms of transfer for such period of time as the Committee may determine at the time of grant of the Reload Option or at a later date.

     "Shares" means the shares of common stock of the Company, $1.00 par value.

     "Stock Appreciation Right" means any right granted to a Participant pursuant to Section 7 hereof to receive, upon exercise by the Participant, the excess of (a) the Fair Market Value of one Share on the date of exercise or, if the Committee shall so determine, at any time during a specified period before the date of exercise over (b) the grant price of the right on the date of grant, or if granted in connection with an outstanding Option on the date of grant of the related Option, as specified by the Committee in its sole discretion, which, except in the case of Substitute Awards or in connection with an adjustment provided in Section 4(g), shall not be less than the Fair Market Value of one Share on such date of grant of the right or the related Option, as the case may be. Any payment by the Company in respect of such right may be made in cash, Shares, other property or any combination thereof, as the Committee, in its sole discretion, shall determine.

     "Subsidiary" means any corporation in which the Company owns, directly or indirectly, stock possessing 50 percent or more of the total combined voting power of all classes of stock in such corporation, and any corporation, partnership, joint venture, limited liability company or other business entity as to which the Company possesses a significant ownership interest, directly or indirectly, as determined by the Committee.

     "Substitute Awards" means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company acquired by the Company or any of its Subsidiaries or with which the Company or any of its Subsidiaries combines.

     SECTION 3. ADMINISTRATION. The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to: (i) select the Employees of the Company and its Subsidiaries to whom Awards may from time to time be granted hereunder; (ii) determine the type or types of Award to be granted to each Participant hereunder; (iii) determine the number of Shares to be covered by each Award granted hereunder;
(iv) determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Award granted hereunder;
(v) determine whether, to what extent and under what circumstances Awards may be settled in cash, Shares or other property or canceled or suspended; (vi) determine whether, to what extent and under what circumstances cash, Shares and other property and other amounts payable with respect to an Award under this Plan shall be deferred either automatically or at the election of the Participant; (vii) interpret and administer the Plan and any instrument or agreement entered into under the Plan;
(viii) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan. Decisions of the Committee shall be final, conclusive and binding upon all persons, including the Company, any Participant, any shareholder and any Employee.

     SECTION 4.  SHARES SUBJECT TO THE PLAN.

     (a) Subject to the adjustment provisions of Section 4(g) below and the provisions of Section 4(b) through (f), up to 14 million Shares may be issued under the Plan.

     (b) In addition to the Shares authorized by Section 4(a), the following Shares may be issued under the Plan:

          (i) Shares that were authorized to be issued under the Prior Plan, but that are not issued under that plan because of the cancellation, termination or expiration of awards under the Prior Plan shall be available for issuance under this Plan.

          (ii) If a Participant tenders, or has withheld, Shares in payment of all or part of the option price under a stock option granted under the Plan or the Prior Plan, or in satisfaction of withholding tax obligations thereunder, the Shares tendered by the Participant or so withheld shall become available for issuance under the Plan.

          (iii) If Shares that are the issued under the Plan are subsequently forfeited in accordance with the terms of the Award or an Award Agreement, the forfeited Shares shall become available for issuance under the Plan.

          (iv) If the Company repurchases any Shares and, in connection therewith, the Board designates that any or all of the repurchased Shares shall be available for issuance under the Plan, those repurchased Shares allocated to the Plan shall become available for issuance under the Plan.

     (c) Subject to the adjustment provisions of Section 4(g), not more than one million Shares shall be issued under Awards other than Options and Stock Appreciation Rights.

     (d) If an Award may be paid only in Shares or in either cash or Shares, the Shares shall be deemed to be issued hereunder only when and to the extent that payment is actually made in Shares. However, the Committee may authorize a cash payment under an Award in lieu of Shares if there are insufficient Shares available for issuance under the Plan.

     (e) Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares purchased in the open market or otherwise.

     (f)  Shares issued or granted in connection with Substitute
Awards shall not reduce the Shares available for issuance under the Plan or to a Participant in any calendar year.

     (g) In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the Shares, such adjustments and other substitutions shall be made to the Plan and to Awards as the Committee in its sole discretion deems equitable or appropriate, including, without limitation, such adjustments in the aggregate number, class and kind of securities that may be delivered under the Plan, in the aggregate or to any one Participant, in the number, class, kind and option or exercise price of securities subject to outstanding Options, Stock Appreciation Rights or other Awards granted under the Plan, and in the number, class and kind of securities subject to Awards granted under the Plan (including, if the Committee deems appropriate, the substitution of similar options to purchase the shares of, or other awards denominated in the shares of, another company) as the Committee may determine to be appropriate in its sole discretion; provided that the number of Shares subject to any Award shall always be a whole number.

     SECTION 5. ELIGIBILITY. Any Employee shall be eligible to be selected as a Participant.

     SECTION 6. STOCK OPTIONS. Options may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan. Any Option granted under the Plan may be evidenced by an Award Agreement in such form as the Committee from time to time approves. Any such Option shall be subject to the terms and conditions required by this Section 6 and to such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee may deem appropriate in each case.

     (a) Option Price. The purchase price per Share purchasable under an Option shall be determined by the Committee in its sole discretion; provided that, except in connection with an adjustment provided for in Section 4(g), such purchase price shall not be less than the Fair Market Value of the Share on the date of the grant of the Option.

     (b) Option Period. The term of each Option shall be fixed by the Committee in its sole discretion, not to exceed ten years from the date the Option is granted.

     (c) Exercisability. Options shall be exercisable at such time or times as determined by the Committee at or subsequent to grant.

     (d) Method Of Exercise. Subject to the other provisions of the Plan, any Option may be exercised by the Participant in whole or in part at such time or times, and the Participant may make payment of the option price in such form or forms, including, without limitation, payment by delivery of cash, Shares or other consideration (including, where permitted by law and the Committee, Awards) having a Fair Market Value on the exercise date equal to the total option price, or by any combination of cash, Shares and other consideration as the Committee may specify in the applicable Award Agreement.

     (e) Reload Options. The Committee shall have the authority to specify, either at the time of grant of an Option or at a later date, that upon exercise of all or a portion of that Option a Reload Option shall be granted under specified conditions. A Reload Option entitles the Participant to purchase Shares (i) that are covered by an antecedent award at the time of its exercise, but are not issued upon such exercise, or (ii) whose aggregate grant price equals the purchase price of the exercised antecedent award and any related tax withholdings. The grant price per Share of the Reload Option shall be the Fair Market Value per Share at the time of grant. The duration of a Reload Option shall not extend beyond the expiration date of the antecedent award. The specific terms and conditions applicable to Reload Options shall be determined by the Committee and shall be set forth in rules adopted by the Committee and/or in agreements or other documentation evidencing such Options.

     (f) Transferability of Options. Notwithstanding the provisions of Section 14(a) of the Plan, at the discretion of the Committee and in accordance with rules it establishes from time to time, Participants may be permitted to transfer some or all of their Options to one or more immediate family members.

     SECTION 7. STOCK APPRECIATION RIGHTS. Stock Appreciation Rights may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan and may, but need not, relate to a specific Option granted under Section 6. The provisions of Stock Appreciation Rights need not be the same with respect to each recipient. Any Stock Appreciation Right related to an Option may be granted at the same time such Option is granted or at any time thereafter before exercise or expiration of such Option. In the case of any Stock Appreciation Right related to any Option, the Stock Appreciation Right or applicable portion thereof shall terminate and no longer be exercisable upon the termination or exercise of the related Option, except that a Stock Appreciation Right granted with respect to less than the full number of Shares covered by a related Option shall not be reduced until the exercise or termination of the related Option exceeds the number of Shares not covered by the Stock Appreciation Right. Any Option related to any Stock Appreciation Right shall no longer be exercisable to the extent the related Stock Appreciation Right has been exercised. The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it shall deem appropriate.

     SECTION 8.  CONTINGENT STOCK

     (a) Issuance. A Contingent Stock Award shall be subject to contingencies or restrictions imposed by the Committee during a period of time specified by the Committee (the "Contingency Period"). Contingent Stock Awards may be issued hereunder to Participants, for no cash consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan. The provisions of Contingent Stock Awards need not be the same with respect to each recipient.

     (b) Registration. Any Contingent Stock issued hereunder may be evidenced in such manner as the Committee in its sole discretion shall deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of shares of Contingent Stock awarded under the Plan, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, contingencies and restrictions applicable to such Award.

     (c) Forfeiture. Except as otherwise determined by the Committee at the time of grant or thereafter, upon termination of employment for any reason during the Contingency Period, all

Shares of Contingent Stock still subject to contingency or restriction shall be forfeited by the Participant and reacquired by the Company. Noncontingent Shares, evidenced in such manner as the Committee shall deem appropriate, shall be issued to the Participant promptly after the Contingency Period, as determined or modified by the Committee, shall expire.

     (d) Minimum Vesting Condition. The minimum Contingency Period applicable to any Contingent Stock Award that is not subject to performance conditions restricting transfer shall be three (3) years from the date of grant; provided, however, that a Contingency Period of less than three (3) years may be approved for such Awards with respect to up to 100,000 Shares under the Plan.

     SECTION 9. PERFORMANCE AWARDS. Performance Awards may be granted hereunder to Participants, for no cash consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan. The performance criteria to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award. Except as provided in Section 11, Performance Awards will be paid only after the end of the relevant Performance Period. Performance Awards may be paid in cash, Shares, other property or any combination thereof in the sole discretion of the Committee at the time of payment. The performance levels to be achieved for each Performance Period and the amount of the Award to be paid shall be conclusively determined by the Committee. Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period or, in accordance with procedures established by the Committee, on a deferred basis.

     SECTION 10.  OTHER STOCK UNIT AWARDS.

     (a) Other Awards of Shares and other Awards that are valued in whole or in part by reference to, or are otherwise based on, Shares or other property ("Other Stock Unit Awards") may be granted hereunder to Participants, either alone or in addition to other Awards granted under the Plan. Other Stock Unit Awards may be paid in Shares, cash or any other form of property as the Committee shall determine. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Employees of the Company and its Subsidiaries to whom, and the time or times at which, such Awards shall be made, the number of Shares to be granted pursuant to such Awards and all other conditions of the Awards. The provisions of Other Stock Unit Awards need not be the same with respect to each recipient.

     (b) Subject to the provisions of this Plan and any applicable Award Agreement, Awards and Shares subject to Awards granted under this Section 10, may not be sold, assigned, transferred, pledged or otherwise encumbered prior to the date on which the Shares are issued, or, if later, the date on which any applicable contingency, restriction, performance or deferral period lapses. For any Award or Shares subject to any Award granted under this Section 10 the transferability of which is conditioned only on the passage of time, such restriction period shall be a minimum of three (3) years. Shares (including securities convertible into Shares) subject to Awards granted under this Section 10 may be issued for no cash consideration or for such minimum consideration as may be required by applicable law. Shares (including securities convertible into Shares) purchased pursuant to a purchase right granted under this Section 10 thereafter shall be purchased for such consideration as the Committee shall in its sole discretion determine, which shall not be less than the Fair Market Value of such Shares or other securities as of the date such purchase right is granted.

     SECTION 11.  CHANGE IN CONTROL PROVISIONS.

     (a) Impact of Event. Notwithstanding any other provision of the Plan to the contrary, unless the Committee shall determine otherwise at the time of grant with respect to a particular
Award, in the event of a Change in Control:

          (i) any Options and Stock Appreciation Rights outstanding as of the date such Change in Control is determined to have occurred, and which are not then exercisable and vested, shall become fully exercisable and vested to the full extent of the original grant;

          (ii) the contingencies, restrictions and deferral limitations applicable to any Contingent Stock shall lapse, and such Contingent Stock shall become free of all contingencies, restrictions and limitations and become fully vested and transferable to the full extent of the original grant;

          (iii) all Performance Awards shall be considered to be earned and payable pro rata and shall be immediately settled or distributed. The pro rata portion of a Performance Award shall be calculated by multiplying the number of Shares or other property underlying the Performance Award by a fraction, the numerator of which is the number of days from the beginning of the applicable Performance Period to the date of the Change in Control and the denominator of which is the number of days originally determined by the Committee as the term of the applicable Performance Period. Any deferral, contingency or other restriction applicable to such Performance Awards shall lapse.

          (iv) the contingencies, restrictions and deferral limitations and other conditions applicable to any Other Stock Unit Awards or any other Awards shall lapse, and such Other Stock Unit Awards or such other Awards shall become free of all contingencies, restrictions, limitations or conditions and become fully vested and transferable to the full extent of the original grant; and

          (v) the restrictions applicable to any Shares received in connection with the grant of a Reload Option shall lapse and such Shares shall be freely and fully transferable.

     (b) Change In Control Settlement. Notwithstanding any other provision of the Plan, during the 60-day period from and after a Change in Control (the "Change in Control Election Period"), a Participant holding an Option or Stock Appreciation Right shall have the right, whether or not the Option or Stock Appreciation Right is fully exercisable and in lieu of the payment of the purchase price for the Shares being purchased under the Option or Stock Appreciation Right and by giving notice to the Company, to elect (within the Change in Control Election Period) to surrender all or part of the Option or Stock Appreciation Right to the

Company and to receive cash, within 30 days of such notice, in an amount equal to the amount by which the Change in Control Price per Share on the date of such election shall exceed the purchase price per Share under the Option or Stock Appreciation Right multiplied by the number of Shares granted under the Option or Stock Appreciation right as to which the right granted under this Section 11(b) shall have been exercised.

     (c) Alternate Settlement. Notwithstanding any other provision of this Plan, if any right granted pursuant to this Plan would make a Change in Control transaction ineligible for pooling-of-interests accounting under APB No. l6 (or any successor standard), that (after giving effect to any other actions taken to cause such transaction to be eligible for such pooling-of-interests accounting treatment) but for the nature of such right would otherwise be eligible for such accounting treatment, the Committee shall have the ability to substitute for the cash payable pursuant to such right Shares with a Fair Market Value equal to the cash that would otherwise be payable pursuant thereto.

     (d) Other Forms of Settlement. The foregoing provisions of this Section 11 shall not preclude other forms of settlement of outstanding Awards in the event of a Change in Control, including a conversion or exchange of Awards for awards or securities of any person that is a party to or initiates the Change in Control transaction; provided that no Participant shall be required to accept any such substituted or exchanged award or security without such Participant's written consent.

     SECTION 12.  CODE SECTION 162(m) PROVISIONS.

     (a) Notwithstanding any other provision of this Plan, if the Committee determines at the time Contingent Stock, a Performance Award or an Other Stock Unit Award is granted to a Participant that such Participant is, or is likely to be as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, a Covered Employee, then the Committee may provide that this Section 12 is applicable to such Award.

     (b) If an Award is subject to this Section 12, then the lapsing of contingencies or restrictions thereon and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be subject to the achievement of one or more objective performance goals established by the Committee, which shall be based on the attainment of specified levels of one or any combination of the following: cumulative net income or cumulative net income per share during the performance period; return on sales; return on assets; return on shareholders' equity; cash flow; economic value added; cumulative operating income; total shareholders' return; cost reductions; or achievement of environment, health & safety goals of the Company or the Subsidiary or business unit of the Company for or within which the Participant is primarily employed. Such performance goals shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of Section 162(m) of the Code, or any successor provision thereto, and the regulations thereunder.

     (c)  Notwithstanding any provision of this Plan other than
Section 11, with respect to any Award that is subject to this
Section 12, the Committee may adjust downwards, but not upwards, the amount payable pursuant to such Award, and the Committee may not waive the achievement of the applicable performance goals.

     (d) The Committee shall have the power to impose such other restrictions on Awards subject to this Section 12 as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for "performance-based compensation" within the meaning of Section 162(m)(4)(C) of the Code, or any successor provision thereto.

     (e)  Notwithstanding any provision of this Plan other than
Section 4(g), no Participant may be granted Options and/or Stock Appreciation Rights in any calendar year with respect to more than two million (2,000,000) Shares or Contingent Stock Awards or Performance Share Awards covering more than 25,000 Shares. The maximum dollar value payable with respect to Performance Units and/or Other Stock Unit Awards that are valued with reference to property other than Shares and granted to any Participant in any one calendar year is $2,000,000.

      SECTION 13. AMENDMENTS AND TERMINATION. The Board may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time; provided that no such amendment, alteration, suspension, discontinuation or termination shall be made without (i) shareholder approval if such approval is necessary to qualify for or comply with any tax or regulatory requirement for which or with which the Board deems it necessary or desirable to qualify or comply or (ii) the consent of the affected Participant, if such action would impair the rights of
such Participant under any outstanding Award.   Notwithstanding
anything to the contrary herein, the Committee may amend the Plan in such manner as may be necessary so as to have the Plan conform to local rules and regulations in any jurisdiction outside the United States.

     The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively, but no such amendment shall impair the rights of any Participant without his or her consent. Notwithstanding any provision of this Plan, the Committee may not amend the terms of any Option to reduce the option price.

     SECTION 14.  GENERAL PROVISIONS.

     (a) Nontransferability of Awards. Unless the Committee determines otherwise at the time the Award is granted or thereafter and except for transfers of Options permitted by
Section 6(f) of the Plan: (i) no Award, and no Shares subject to Awards described in Section 10 which have not been issued or as to which any applicable contingency, restriction, performance or deferral period has not lapsed, may be sold, assigned, transferred, pledged or otherwise encumbered, except by will or by the laws of descent and distribution; provided that, if so determined by the Committee, a Participant may, in the manner established by the Committee, designate a beneficiary to exercise the rights of the Participant with respect to any Award upon the death of the Participant, and (ii) each Award shall be exercisable, during the Participant's lifetime, only by the Participant or, if permissible under applicable law, by the Participant's guardian or legal representative.

     (b) Award Term. The term of each Award shall be for such period of months or years from the date of its grant as may be determined by the Committee.

     (c) Award Entitlement. No Employee or Participant shall have any claim to be granted any Award under the Plan and there is no obligation for uniformity of treatment of Employees or Participants under the Plan.

     (d) Requirement of an Award Agreement. The prospective recipient of any Award under the Plan shall not, with respect to such Award, be deemed to have become a Participant, or to have any rights with respect to such Award, until and unless such recipient shall have executed an agreement or other instrument evidencing the Award and delivered a copy thereof to the Company and otherwise complied with the then applicable terms and conditions.

     (e) Award Adjustments. Except as provided in Section 12, the Committee shall be authorized to make adjustments in Performance Award criteria or in the terms and conditions of other Awards in recognition of unusual or nonrecurring events affecting the Company or its financial statements or changes in applicable laws, regulations or accounting principles. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry it into effect.

     (f) Committee Right to Cancel. The Committee shall have full power and authority to determine whether, to what extent and under what circumstances any Award shall be canceled or suspended. In particular, but without limitation, all outstanding Awards to any Participant shall be canceled if the Participant, without the consent of the Committee, while employed by the Company or after termination of such employment, becomes associated with, employed by, renders services to or owns any interest in (other than any nonsubstantial interest, as determined by the Committee) any business that is in competition with the Company or with any business in which the Company has a substantial interest as determined by the Committee or otherwise takes any action that in the judgment of the Committee is not in the best interests of the Company.

     (g) Stock Certificate Legends. All certificates for Shares delivered under the Plan pursuant to any Award shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed and any applicable Federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

     (h) Compliance with Securities Laws. No Award granted hereunder shall be construed as an offer to sell securities of the Company, and no such offer shall be outstanding, unless and until the Committee in its sole discretion has determined that any such offer, if made, would be in compliance with all applicable requirements of the U.S. Federal securities laws and any other laws to which such offer, if made, would be subject.

     (i) Award Deferrals; Dividends. The Committee shall be authorized to establish procedures pursuant to which the payment of any Award may be deferred. Subject to the provisions of the Plan and any Award Agreement, the recipient of an Award (including, without limitation, any deferred Award) may, if so determined by the Committee, be entitled to receive, currently or on a deferred basis, cash dividends, or cash payments in amounts equivalent to cash dividends on Shares ("Dividend Equivalents"), with respect to the number of Shares covered by the Award, as determined by the Committee, in its sole discretion, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested.

     (j) Consideration for Awards. Except as otherwise required in any applicable Award Agreement or by the terms of the Plan, recipients of Awards under the Plan shall not be required to make any payment or provide consideration other than the rendering of services.

     (k) Delegation of Authority by Committee. The Committee may delegate to one or more executive officers (as that term is defined in Rule 3b-7 under the Exchange Act) or a committee of executive officers the right to grant Awards to Employees who are not executive officers or directors of the Company and to cancel or suspend Awards to Employees who are not executive officers or directors of the Company.

     (l) Withholding Taxes. The Company shall be authorized to withhold from any Award granted or payment due under the Plan the amount of withholding taxes due in respect of an Award or payment hereunder and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. The Committee shall be authorized to establish procedures for election by Participants to satisfy such obligations for the payment of such taxes by delivery of or transfer of Shares to the Company or by directing the Company to retain Shares otherwise deliverable in connection with the Award.

     (m) Other Compensatory Arrangements. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

     (n) Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the Commonwealth of Pennsylvania and applicable Federal law.

     (o) Severability. If any provision of this Plan is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan, it shall be stricken and the remainder of the Plan shall remain in full force and effect.

     (p) Awards to NonU.S. Employees. Awards may be granted to Employees who are foreign nationals or employed outside the United States, or both, on such terms and conditions different from those applicable to Awards to Employees employed in the United States as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law or tax policy. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company's obligation with respect to tax equalization for Employees on assignments outside their home countries.

     (q) Repricing Prohibited. The repricing of Options or Stock Appreciation Right Awards under the Plan is expressly prohibited. "Repricing" means the grant of a new Option, Stock Appreciation Right or other Award in consideration of the exchange, cancellation or forfeiture of an Award that has a higher grant price than the new Award or the amendment of an outstanding Award to reduce the grant price; provided, that the grant of a Substitute Award shall not be considered to be repricing.

     SECTION 15. TERM OF PLAN.  The Plan shall be effective as of
June 1, 1999. No Award shall be granted pursuant to the Plan after May 31, 2009, but any Award theretofore granted may extend beyond that date.

     SECTION 16. TERMINATION OF PRIOR PLAN. No stock options or other awards may be granted under the Prior Plan after May 31, 1999, but all such awards theretofore granted shall extend for the full stated terms thereof.

                       Two Ways to Vote




VOTE BY MAIL


Return your proxy in the
postage-paid envelope provided.



Vote By Mail--Please mark, sign and date your proxy card and return it in the postage-paid envelope provided.




VOTE BY INTERNET


Access the Website and cast your vote.
http://www.votefast.com


Your Internet
Control Number is
                  ------------


Vote By Internet--Have your proxy card available when you access the website http://www.votefast.com. You will be prompted to enter your control number, and then follow the directions given to record your vote. If you vote through the Internet, there is no need to mail your proxy card.
Vote 24 hours a day, 7 days a week! Your Internet vote must be received by 5:00 p.m. EDT on Thursday, May 6, 1999 to be counted in the final tabulation.



Alcoa Annual Meeting of Shareholders   Admission Ticket


9:30 a.m. Friday, May 7, 1999   This ticket is not transferable.
DoubleTree Hotel Pittsburgh
Allegheny Ballroom
Pittsburgh, Pennsylvania

ALCOA LOGO



Please retain this ticket for admittance to the annual meeting.

Fold and detach here




(continued from the other side)

(RETURN IN THE ENCLOSED ENVELOPE)


PROXY


Please mark your choices clearly in the appropriate boxes. Unless specified, the proxy committee will vote FOR both items.

DIRECTORS RECOMMEND A VOTE FOR THIS ITEM (#1)

1. Election of Directors

   Nominees to serve a three-year term:

   Joseph T. Gorman       John P. Mulroney
   Sir Ronald Hampel      Marina v.N. Whitman

   Nominee to serve a two-year term:

   Alain J.P. Belda

   /  / FOR all listed nominees
   /  / WITHHOLD vote for all listed nominees
   /  / WITHHOLD vote only from
                                ------------------

DIRECTORS RECOMMEND A VOTE FOR THIS ITEM (#2)

2. Approval of the Alcoa Stock Incentive Plan

   /  / VOTE FOR  /  / VOTE AGAINST  /  / ABSTAIN







PLEASE VOTE, SIGN,DATE AND RETURN



                                            Date         1999
-----------------------------------------        -------
(Sign exactly as name appears above, indicating position or representative capacity, where applicable)





Shareholder comments about any aspect of company business are welcome. There is space on the bottom of this form for your comments. Although we do not respond to these comments on an individual basis, they do assist management in determining and responding to your needs as shareholders.




Please retain this ticket for admittance to the annual meeting.

Fold and detach here



ALCOA LOGO

201 Isabella St. at 7th St. Bridge
Pittsburgh, PA 15212-5858

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


I authorize Earnest J. Edwards, Robert G. Wennemer and John M. Wilson, together or separately, to represent me at the annual meeting of shareholders of Alcoa Inc. scheduled for Friday, May 7, 1999, and any adjournment of the meeting. I authorize them to vote the shares of stock that I could vote if attending the meeting, in accordance with the instructions on the reverse side of this card. The proxies are authorized in their discretion to vote upon such other business as may properly come before the meeting, and they may name others to take their place.

As described more fully in the proxy statement, this card votes or provides voting instructions for shares of common stock held under the same registration in any one or more of the following manners: as a shareholder of record, in the Alcoa Dividend Reinvestment and Stock Purchase Plan and in Alcoa's employee savings plans.

If you plan to attend the annual meeting, please check the box below.

/  / I will attend the annual meeting.


Comments:
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(continued on the other side)